Exhibit 99.1

Prestige Brands Holdings, Inc. completes sale of DermoPlast® to Moberg Pharma AB; Licenses Massengill®

TARRYTOWN, N.Y.--(BUSINESS WIRE)-- December 7, 2016-- Prestige Brands Holdings, Inc. (NYSE:PBH) (the “Company” or “Prestige”) announced today that it has entered into an agreement for the sale of the DermoPlast® brand to Moberg Pharma AB (OMX: MOB) for $47.6 million USD in cash plus inventory. The transaction is expected to be completed during December 2016, and reflects the exercise by Moberg Pharma of its previously announced option to purchase DermoPlast® by December 2017. The sale of DermoPlast follows the sale of three other non-core over-the-counter healthcare brands - New Skin®, PediaCare® and Fiber Choice® - to Moberg Pharma on July 7th, 2016. On an annual basis, the Company expects the financial impact from the sale of DermoPlast® to represent approximately $12 million USD in net sales and approximately $0.06 in EPS.

Separately, as previously announced by NaturePlex, LLC (NaturePlex) on December 1st, 2016, Prestige has agreed to license its Massengill® brand to NaturePlex. The Massengill brand is considered part of Prestige’s non-core portfolio, and the impact to Prestige financials from the licensing of the brand is not material to the Company’s results.

The Company plans to use proceeds from the DermoPlast divestiture to pay down debt and accelerate de-leveraging. These divestitures will also enable the Company to move closer to its stated goal of having a portfolio consisting of 85% of its revenue from “invest for growth” brands and 15% in “manage for cash” brands to help support long-term organic growth.

Sawaya Segalas & Co., LLC acted as exclusive financial advisor to Prestige in this transaction.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company's brands include Monistat® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, The Doctor's® NightGuard® dental protector, Efferdent® denture care products, Luden's® throat drops, Beano® gas prevention, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigebrands.com.